Exhibit 99.1

Cognex Reports Record Second Quarter Revenue, Net Income and EPS

NATICK, Mass.--(BUSINESS WIRE)--August 3, 2015--Cognex Corporation (NASDAQ: CGNX) today announced its results for the second quarter of 2015. In Table 1 below, selected financial data for the quarter and six months ended July 5, 2015 is compared to the first quarter of 2015, second quarter of 2014 and the first six months of 2014. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1*

	Revenue from Continuing Operations	Income from Continuing Operations	Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q2-15	$143,829,000	$43,516,000	$0.49
Prior year’s quarter: Q2-14	$92,276,000	$22,675,000	$0.25
Change from Q2-14 to Q2-15	56%	92%	91%
Prior quarter: Q1-15	$101,373,000	$19,472,000	$0.22
Change from Q1-15 to Q2-15	42%	123%	122%
Year-to-Date Comparisons
Six months ended July 5, 2015	$245,202,000	$62,988,000	$0.71
Six months ended June 29, 2014	$173,592,000	$40,491,000	$0.45
Change from first six months of 2014 to first six months of 2015	41%	56%	56%

*Table 1 does not include “Income from Discontinued Operations,” which relates to the company’s Surface Inspection Systems Division (SISD) that was sold on July 6, 2015.

“This was an outstanding quarter for Cognex,” said Dr. Robert J. Shillman, Chairman of Cognex. “We reported the highest Q2 revenue, net income and earnings per share and the second highest for any quarter in our company’s history. Revenue grew significantly on both a sequential and year-on-year basis, and our operating margin increased to 36%, compared to 22% in the prior quarter and 28% a year ago.”

“Our second quarter performance was impressive,” said Robert J. Willett, Chief Executive Officer of Cognex. “We recognized significant revenue from large opportunities that drove growth well above our 20% long-term target for factory automation. And the leverage that incremental revenue has on our profitability drove higher operating and net margins for the quarter. We are pleased to see our hard work deliver such great tangible results.”

Mr. Willett continued, “While we are very pleased with our Q2 results and are excited about Cognex’s long-term growth prospects, we are more cautious about the rest of the year. Based upon what we are hearing from our customers, we expect to see fewer large orders in the second half of this year. As a result, our revenue guidance for Q3 2015 is below both Q2 2015 and Q3 2014, as each of those quarters included substantial revenue from large projects. Our outlook is further dampened by the slower spending trends that we are currently experiencing in the Americas.”

Sale of Cognex’s Surface Inspection Systems Division

Cognex sold its Surface Inspection Systems Division (SISD) on July 6, 2015 in order to focus all of its efforts on discrete manufacturing where the company sees stronger long-term growth opportunities. Revenue from SISD was $11.2 million in Q2 2015. If SISD’s results had not been reported as a discontinued operation pending divestiture, our revenue for Q2 2015 would have been $155 million, as compared to the guidance that was given on May 4, 2015 of $152 million to $157 million.

The “Details of the Quarter” discussed below excludes the financial results of SISD. For a historical perspective, Exhibit 4 includes Cognex’s quarterly Statement of Operations for 2014 with the results of SISD reported as a discontinued operation.

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2015

  Revenue for Q2 2015 increased 56% over Q2 2014 and 42% from Q1 2015. Growth both year-on-year and sequentially came from Europe and Asia excluding Japan. A notable contributor to growth was large orders from the consumer electronics industry. In constant currency, revenue grew 64% year-on-year and 43% sequentially.
  Gross margin was 79% for Q2 2015 as compared to 80% in Q2 2014 and 78% in Q1 2015. The decline year-on-year was due to higher new product introduction costs. The increase on a sequential basis was due to manufacturing efficiencies achieved from the higher revenue level.
  Research, Development & Engineering (RD&E) expenses increased 8% from Q1 2015. The increase was due to Cognex’s investment in engineering resources and outside services for new product development and potential high-volume opportunities. Also contributing to the increase was a higher bonus accrual, which was related to the higher operating income reported for the second quarter. Partially offsetting the increase was lower stock option expense. In constant currency, RD&E increased 8% sequentially.
  Selling, General & Administrative (SG&A) expenses increased 8% from Q1 2015. The increase was due to costs related to the resolution of all outstanding patent litigation between Cognex and Microscan Systems, Inc. Also higher were internal equipment related to new products launched during the quarter, professional fees, travel, marketing expenses and the bonus accrual. Partially offsetting the increase was lower stock option expense. In constant currency, SG&A increased 9% sequentially.
  The tax rate was 17% in Q2 2015, 15% in Q2 2014 and 16% in Q1 2015. Excluding discrete tax items, the rate was 17% in both Q2 2015 and Q2 2014 and 18% in Q1 2015 (tax adjustments are summarized in Exhibit 2). The tax rate, excluding tax adjustments, decreased on a sequential basis due to the expectation that more of the company’s profits in 2015 will be earned and taxed in lower tax jurisdictions than previously anticipated.

Balance Sheet Highlights – July 5, 2015

  Cognex’s financial position as of July 5, 2015, was very strong, with no debt and $519 million in cash and investments. In the second quarter of 2015, Cognex paid out $6.1 million in dividends to shareholders and also spent $35.8 million to repurchase 720,000 shares of its common stock at an average price of $49.79 per share. These shares were repurchased to help offset the potential dilution from employee stock options awards, which the company believes are instrumental in its ability to recruit, retain and motivate high-caliber employees. The company intends to continue to repurchase shares of its common stock in the third quarter of 2015, subject to market conditions and other relevant factors.
  Unbilled revenue of $51.6 million as of July 5, 2015 represents revenue that Cognex expects to invoice largely in Q3 2015 and collect by the end of the year.
  Inventory increased by $10 million, or 35%, from the end of 2014 due to strategic purchases and in preparation for planned new product introductions.
  Reported as “Held for Sale” were the assets and liabilities of Cognex’s discontinued operations.

Financial Outlook – Q3 2015

  Cognex expects revenue for Q3 2015 to be between $106 million and $109 million. This range represents a decline from both Q2 2015 and Q3 2014 due to large customer deployments in those prior periods that are not expected to repeat in Q3 2015. Cognex also expects that the current lower spending trends in the Americas will continue.
  Gross margin is expected to be in the mid-70% range, lower than the gross margin reported for Q2 2015 due to a higher level of lower-margin maintenance and support services.
  Operating expenses are expected to decrease by approximately 5% on a sequential basis.
  The effective tax rate is expected to be 17.5% before discrete tax items.
  Cognex expects to report a pre-tax gain of $125 million in Q3 2015 related to the sale of the company’s Surface Inspection Systems Division.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Thursday, August 6, 2015. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1657881.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, shipments and collections, expected areas of growth and opportunity, target long-term growth rates, future product mix, new product introductions, future stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the cyclicality of the semiconductor and electronics industries; (6) the inability to achieve significant international revenue; (7) fluctuations in foreign currency exchange rates and the use of derivative instruments; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business system disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2014. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 5,	April 5,	June 29,	July 5,	June 29,
	2015	2015	2014	2015	2014

Revenue	$143,829	$101,373	$92,276	$245,202	$173,592

Cost of revenue (1)	30,508	22,344	18,190	52,852	34,743

Gross margin	113,321	79,029	74,086	192,350	138,849
Percentage of revenue	79%	78%	80%	78%	80%

Research, development, and engineering expenses (1)	18,302	16,986	12,524	35,288	24,093
Percentage of revenue	13%	17%	14%	14%	14%

Selling, general, and administrative expenses (1)	43,241	39,933	35,538	83,174	67,330
Percentage of revenue	30%	39%	39%	34%	39%

Operating income	51,778	22,110	26,024	73,888	47,426
Percentage of revenue	36%	22%	28%	30%	27%

Foreign currency gain (loss)	(39)	659	(74)	620	(184)

Investment and other income	902	540	726	1,442	1,240

Income from continuing operations before income tax expense	52,641	23,309	26,676	75,950	48,482

Income tax expense	9,125	3,837	4,001	12,962	7,991

Income from continuing operations	43,516	19,472	22,675	62,988	40,491
Percentage of revenue	30%	19%	25%	26%	23%

Income from discontinued operations (1)	198	1,030	3,273	1,228	3,963

Net income	$43,714	$20,502	$25,948	$64,216	$44,454

Basic earnings per weighted-average common and common-equivalent share:
Income from continuing operations	$0.50	$0.22	$0.26	$0.72	$0.47
Income from discontinued operations	-	0.02	0.04	0.02	0.04
Net income	$0.50	$0.24	$0.30	$0.74	$0.51

Diluted earnings per weighted-average common and common-equivalent share:
Income from continuing operations	$0.49	$0.22	$0.25	$0.71	$0.45
Income from discontinued operations	-	0.01	0.04	0.01	0.05
Net income	$0.49	$0.23	$0.29	$0.72	$0.50

Weighted-average common and common-equivalent shares outstanding:
Basic	87,199	86,764	86,782	86,977	86,830
Diluted	89,185	88,749	88,965	88,951	89,112

Cash dividends per common share	$0.07	$-	$-	$0.07	$-

Cash and investments per common share	$5.96	$6.30	$5.39	$5.96	$5.39

Book value per common share	$9.11	$8.80	$7.87	$9.11	$7.87

(1) Amounts include stock option expense, as follows:
Cost of revenue	$349	$467	$286	$816	$613
Research, development, and engineering	1,153	1,814	949	2,967	1,967
Selling, general, and administrative	2,985	4,382	2,473	7,367	4,825
Discontinued operations	144	283	248	427	555
Total stock option expense	$4,631	$6,946	$3,956	$11,577	$7,960

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 5,	April 5,	June 29,	July 5,	June 29,
	2015	2015	2014	2015	2014
Adjustment for stock option expense

Operating income (GAAP)	$51,778	$22,110	$26,024	$73,888	$47,426
Stock option expense related to continuing operations	4,487	6,663	3,708	11,150	7,405
Operating income (Non-GAAP)	$56,265	$28,773	$29,732	$85,038	$54,831
Percentage of revenue (Non-GAAP)	39%	28%	32%	35%	32%

Income from continuing operations (GAAP)	$43,516	$19,472	$22,675	$62,988	$40,491
Stock option expense related to continuing operations	4,487	6,663	3,708	11,150	7,405
Tax effect on stock options	(1,503)	(2,241)	(990)	(3,744)	(2,193)
Income from continuing operations (Non-GAAP)	$46,500	$23,894	$25,393	$70,394	$45,703
Percentage of revenue (Non-GAAP)	32%	24%	28%	29%	26%

Income from continuing operations per diluted share (GAAP)	$0.49	$0.22	$0.25	$0.71	$0.45
Stock option expense per diluted share	0.05	0.08	0.04	0.13	0.08
Tax effect on stock options	(0.02)	(0.03)	(0.01)	(0.05)	(0.02)
Income from continuing operations per diluted share excluding stock option expense (Non-GAAP)	$0.52	$0.27	$0.29	$0.79	$0.51

Exclusion of tax adjustments

Income from continuing operations before income tax expense (GAAP)	$52,641	$23,309	$26,676	$75,950	$48,482

Income tax expense (GAAP)	$9,125	$3,837	$4,001	$12,962	$7,991
Effective tax rate (GAAP)	17%	16%	15%	17%	16%

Tax adjustments:
True up of annual tax rate	-	-	-	-	-
Discrete tax events	(47)	(364)	(418)	(411)	(418)
	(47)	(364)	(418)	(411)	(418)

Income tax expense excluding tax adjustments (Non-GAAP)	$9,172	$4,201	$4,419	$13,373	$8,409
Effective tax rate (Non-GAAP)	17%	18%	17%	18%	17%

Income from continuing operations excluding tax adjustments (Non-GAAP)	$43,469	$19,108	$22,257	$62,577	$40,073
Percentage of revenue (Non-GAAP)	30%	19%	24%	26%	23%

Currency impact on certain revenue and expenses
	Growth	Impact of	Growth
	over Q2 2014	Currency	over Q2 2014
	(GAAP)	in Q2 2015	(Non-GAAP)
Total revenue	56%	-8%	64%

Factory automation revenue	63%	-9%	72%

	Growth	Impact of	Growth
	over Q1 2015	Currency	over Q1 2015
	(GAAP)	in Q2 2015	(Non-GAAP)
Total revenue	42%	-1%	43%

Factory automation revenue	44%	-2%	46%

Research, development, and engineering expenses	8%	0%	8%

Selling, general, and administrative expenses	8%	-1%	9%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	July 5,	December 31,
	2015	2014

Assets

Cash and investments	$518,907	$546,995

Accounts receivable	44,728	40,053

Unbilled revenue	51,648	-

Inventories	39,400	29,223

Property, plant, and equipment	49,905	45,963

Goodwill and intangible assets	85,041	87,058

Held for sale assets	38,927	29,814

Other assets	49,650	42,628

Total assets	$878,206	$821,734

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$46,478	$52,837

Income taxes	5,000	5,671

Deferred revenue and customer deposits	18,994	14,598

Held for sale liabilities	14,598	12,191

Shareholders' equity	793,136	736,437

Total liabilities and shareholders' equity	$878,206	$821,734

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 5,	April 5,	June 29,	July 5,	June 29,
	2015	2015	2014	2015	2014

Revenue	$143,829	$101,373	$92,276	$245,202	$173,592

Revenue by geography:
Europe	56%	40%	34%	50%	34%
Americas	24%	34%	36%	28%	38%
Asia	15%	19%	20%	16%	18%
Japan	5%	7%	10%	6%	10%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	95%	94%	91%	95%	92%
Semiconductor and electronics capital equipment	5%	6%	9%	5%	8%
Total	100%	100%	100%	100%	100%

Restated 2014 Statements of Operations for discontinued operations:	Three-months Ended				Year Ended
	March 30,	June 29,	September 28,	December 31,	December 31,
	2014	2014	2014	2014	2014
Revenue	$81,316	$92,276	$154,356	$98,501	$426,449
Cost of revenue	16,553	18,190	37,712	21,612	94,067
Gross margin	64,763	74,086	116,644	76,889	332,382
Research, development, and engineering expenses	11,569	12,524	17,532	14,206	55,831
Selling, general, and administrative expenses	31,792	35,538	43,773	37,596	148,699
Operating income	21,402	26,024	55,339	25,087	127,852
Foreign currency gain (loss)	(110)	(74)	794	421	1,031
Investment and other income	514	726	978	655	2,873
Income from continuing operations before income tax expense	21,806	26,676	57,111	26,163	131,756
Income tax expense	3,990	4,001	9,430	3,494	20,915
Income from continuing operations	17,816	22,675	47,681	22,669	110,841
Income from discontinued operations	690	3,273	2,719	3,962	10,644
Net income	$18,506	$25,948	$50,400	$26,631	$121,485

Basic earnings per weighted-average common and common-equivalent share:
Income from continuing operations	$0.21	$0.26	$0.55	$0.26	$1.28
Income from discontinued operations	0.00	0.04	0.03	0.05	0.12
Net income	$0.21	$0.30	$0.58	$0.31	$1.40

Diluted earnings per weighted-average common and common-equivalent share:
Income from continuing operations	$0.20	$0.25	$0.53	$0.26	$1.24
Income from discontinued operations	0.01	0.04	0.04	0.04	0.12
Net income	$0.21	$0.29	$0.57	$0.30	$1.36

Weighted-average common and common-equivalent shares outstanding:
Basic	86,879	86,782	86,963	86,811	86,858
Diluted	89,259	88,965	89,167	88,849	89,071

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com